GOLDSTEIN GOLUB KESSLER LLP
Certified Public Accountants and Consultants

NEXIA INTERNATIONAL

March 27, 2006

United States Securities & Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the following paragraphs of Item 4.01 included in the Form 8-K filed on or about March 27, 2006 of Winmax Trading Group, Inc. and we are in agreement with the statements contained in these paragraphs:

- (a)(1) (i) and (ii)
- (a)(1) (iv) (A)
- (a)(3)

We have no basis to agree or disagree with Item 4.01, paragraphs (a)(1)(iii) and (a)(2).

Very truly yours,

Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP

1185 Avenue of the Americas Suite 500 New York, NY 10036-2602
TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com